Exhibit 77Q2

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on a review of any Forms 3, 4 and 5 and/or representations furnished to the Fund, Brian Kerrane filed an Initial Statement of Beneficial Ownership of Securities on Form 3, which showed no ownership of Fund shares, after the required time period. The late filing did not relate to any transactions in Fund shares but rather to his election as Chief Operating Officer during the fiscal year ended October 31, 2015.